Exhibit 8.1

Amryt Pharma Holdings Limited	England and Wales
Amryt Pharmaceuticals Designated Activity Company	Ireland
SomPharmaceuticals SA	Switzerland
Amryt Endocrinology Limited	Ireland
Amryt GmbH	Germany
Amryt Research Limited	Ireland
Amryt Lipidology Limited	Ireland
Amryt Distribution Limited	Ireland
Cala Medical Limited	Ireland
Amryt Pharma Italy SRL	Italy
Amryt Pharma (UK) Limited	England and Wales
Amryt Pharma Spain S.L.	Spain
Amryt Genetics Limited	Ireland
Amryt Pharmaceuticals Inc.	Delaware
Amryt Endo Inc.	Delaware
Chiasma Securities Corp	Delaware
Chiasma (Israel) Limited	Israel
Aegerion International Limited	Bermuda
Amryt Brasil Comercio E Importacao De Medicamentos LTDA	Brazil
Aegerion Pharmaceuticals Holdings, Inc.	Delaware
Aegerion Argentina S.R.L.	Argentina
Aegerion Pharmaceuticals (Canada) Limited	British Columbia
Amryt Colombia S.A.S.	Colombia
Aegerion Pharmaceuticals Limited	Bermuda
Aegerion Pharmaceuticals Limited	England and Wales
Amryt Pharmaceuticals SAS	France
Aegerion Pharmaceuticals Srl	Italy
Amryt Pharma GmbH	Germany
Amryt Turkey İlaç Ticaret Limited Şirketi	Turkey
Aegerion Pharmaceuticals SARL	Switzerland
Aegerion Pharmaceuticals B.V.	The Netherlands
Aegerion Pharmaceuticals Spain, S.L.	Spain